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                                                                    Exhibit 99.4

AT&T Wireless Signs GSM/GPRS Roaming Agreements with Dobson Communications and American Cellular

REDMOND, Wash. and OKLAHOMA CITY, July 14, 2003 (PRIMEZONE) -- AT&T Wireless (NYSE:AWE), Dobson Communications Corporation (Nasdaq:DCEL) and American Cellular Corporation, which is managed by Dobson, today announced agreements providing roaming capability for Dobson and American Cellular customers on AT&T Wireless' next-generation wireless networks throughout the United States. The agreements also provide AT&T Wireless customers with similar roaming access to Dobson and American Cellular networks as they are upgraded.

The three companies are currently overlaying their wireless networks with 2.5-generation, GSM/GPRS (Global System for Mobile Communications/General Packet Radio Service) technology, which supports advanced wireless voice and high-speed data services.

Dobson and American Cellular last year extended their previous-generation TDMA (Time Division Multiple Access) roaming agreements with AT&T Wireless through 2007. The new GSM/GPRS agreements expand the scope of the companies' roaming relationship to cover the latest wireless technology. The new GSM/GPRS agreements extend to 2008 and will provide AT&T Wireless' GSM/GPRS customers with access to Dobson and American Cellular networks in 16 states as they are overlaid with the new technology in 2003 and 2004. Financial terms of the agreement were not disclosed.

"We are very pleased with these roaming agreements and the extension of our long-term roaming relationship with AT&T Wireless," said Everett Dobson, Chairman, Chief Executive Officer and President of Dobson Communications. "By utilizing one another's advanced networks, we can accelerate the introduction of new voice and data services into our markets throughout the United States and target our capital expenditures more strategically."

"Agreements like these provide next-generation service to our customers faster, across more territory and at lower operating cost than would be possible if we were to rely solely on our own network," said Michael Keith, President, Mobility Operations, AT&T Wireless. "They are reminiscent of a spirit of cooperation we saw in the early years of the industry when all players benefited from expanded coverage at fair costs, which in turn drives better service and ultimately higher customer satisfaction."

Establishing GSM/GPRS as the Next-Generation Standard

In the past year, AT&T Wireless has signed domestic GSM/GPRS roaming agreements with over 30 wireless carriers. The agreements intend to further expand AT&T Wireless' next-generation roaming capabilities to about 35 million people (POPs) in mostly rural areas of 30 states, bringing AT&T Wireless' total GSM/GPRS network to 250 million POPs by the end of 2003.

Dobson and American Cellular began in late 2002 to overlay their markets with GSM/GPRS technology, launching roaming service in the first quarter of 2003 in key markets in New York. Dobson and American Cellular plan to begin selling GSM/GPRS handsets later this year. By the end of 2004, the two companies plan to have overlaid all of their markets -- with a total population of more than 11.1 million -- with the new technology.

About AT&T Wireless
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AT&T Wireless (NYSE:AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.1 million subscribers as of March 31, 2003, and revenues of nearly $16.0 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com

About Dobson Communications

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements," which are based on management's beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management's expectations regarding: our future financial and operating performance and financial condition, including the company's outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate positive free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless' and Dobson's control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless' and Dobson's filings with the Securities and Exchange Commission, including the information under the heading "Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition" and "Forward-Looking Statements" in its quarterly report on Form 10-Q filed on May 12, 2003.

CONTACT:  AT&T Wireless
          Mike DiGioia
          (425) 580-5851
          mike.digioia@attws.com

          Dobson Communications
          J. Warren Henry
          (405) 529-8820
          warren.henry@dobson.net